Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Bob Eckel

Aware, Inc.
781-276-4000

Aware, Inc. Announces Appointment of Peter R. Faubert to Board of Directors

BEDFORD, MASS. – March 30, 2020 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, announced that the Aware Board of Directors has appointed Peter R. Faubert to serve as a Class III director and a member of the Audit Committee. He is expected to take over as Chairman of the Audit Committee from Adrian F. Kruse, the current Chairman, when Mr. Kruse’s term expires on May 20, 2020. Mr. Kruse has announced that he will be retiring from his Board position and will not stand for reelection.

Mr. Faubert currently serves as the Chief Financial Officer, Treasurer and Secretary of Evolv Technology, Inc., a leader in free-flow threat detection technology, a position he has held since October 15, 2019. He brings over twenty years of extensive finance leadership for public and private software companies that focused on security technology, video service providers, mobility, gaming and enterprise computing. Prior to Evolv, Mr. Faubert served as Chief Financial Officer, Senior Vice President and Treasurer of SeaChange International, Inc. from July 7, 2016 to October 8, 2019, and from February 25, 2019 to April 4, 2019, served in the Office of the CEO. Mr. Faubert served as Chief Financial officer of This Technology, Inc. from December 2013 to August 2015 when This Technology was acquired by Comcast Corporation (“Comcast”). Mr. Faubert provided consulting services to Comcast until June 2016. Prior to This Technology, Mr. Faubert served as Chief Financial Officer and Treasurer of Vision Government Solutions, Inc. from October 2012 to December 2013, Chief Financial Officer of JNJ Mobile (MocoSpace) from February 2009 to July 2012 and Chief Financial Officer and Treasurer at Turbine, Inc. from August 2005 to January 2009. Prior to that Mr. Faubert held various senior finance positions with Viisage Technology Inc., Burntsand Inc. and Ariba Inc. Mr. Faubert is also a Certified Public Accountant. Mr. Faubert received a bachelor’s degree in accounting from Northeastern University.

Robert A. Eckel, Aware’s Chief Executive Officer and President, commented as follows. “We are pleased that Peter is joining the Aware board. His extensive finance leadership roles in a variety of public and private software companies will serve us well. I look forward to working with Peter using his valuable experience as we chart the course for the next phase of Aware.”

Brent P. Johnstone, the Chairman of the Board of Aware, stated that, “We welcome Peter to Aware, and look forward to utilizing his valuable experience on our Board and Audit Committee. We would also like to thank Adrian for his dedication and his strong presence as Audit Committee Chairman during his seventeen years of service on the Board and wish him well in his upcoming retirement. We are fortunate that he will be able to help transition the role of Chairman to Peter during their overlap.”

About Aware

Aware is a leading provider of productized biometrics software products, solutions and services to governments, system integrators, and commercial organizations and solution providers globally. Our comprehensive portfolio of biometric solutions are based on innovative, robust products designed explicitly for ease of integration including customer-managed and integration ready biometric frameworks, platforms, SDK’s and services. They fulfill a broad range of functions critical to secure biometric enrollment, authentication, identity and transactions including face, fingerprint, iris, and voice capture modalities, sample quality assurance, data compliance, capture hardware peripheral and system abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products and solutions apply biometrics to enable identity-centric security and know-your-customer (“KYC”) solutions for applications including financial institutions, retail, banking and payments, healthcare, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) we rely on single sources of supply for certain components used in our hardware products; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and other reports and filings made with the Securities and Exchange Commission.

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Aware is a registered trademark of Aware, Inc.

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